UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Kid Brands, Inc.

(Name of Registrant as Specified In Its Charter)

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SUPPLEMENT TO THE
PROXY STATEMENT
for the
KID BRANDS, INC.
2010 ANNUAL MEETING OF SHAREHOLDERS

This supplement (the “Supplement”) provides updated information with respect to the proxy materials furnished by Kid Brands, Inc. (the “Company”) for its 2010 Annual Meeting of Shareholders (the “2010 Meeting”), to be held at 10:00 a.m. Eastern time on Thursday, July 15, 2010, for the purposes set forth in the Notice of Annual Meeting of Shareholders dated June 2, 2010.

Important Notice Regarding the Availability of Proxy Materials for the Company’s 2010 Annual Meeting of Shareholders to be Held on July 15, 2010: Definitive proxy materials for the 2010 Meeting, including our Proxy Statement, Annual Report on Form 10-K and Amendment No. 1 thereto for the year ended December 31, 2009, are available online at www.cfpproxy.com/5404. This Supplement is being made available online at the same location on or about June 28, 2010.

Effective June 15, 2010, D.E. Shaw Laminar Portfolios, L.L.C. (“Laminar”) sold 4,399,733 shares of the Company’s Common Stock, stated value $0.10 per share, pursuant to the provisions of an Underwriting Agreement, dated as of June 10, 2010, among Laminar, the Company, and Roth Capital Management LLC. As a result, pursuant to the terms of the Investors’ Rights Agreement dated as of August 10, 2006, among the Company, Laminar and the other signatories thereto, as of June 15, 2010, Laminar was no longer entitled to designate any nominees to the Company’s Board of Directors (the “Board”). Previously, Laminar had been entitled to designate two such nominees, and such nominees named in the Proxy Statement for the 2010 Meeting (the “2010 Proxy Statement”) were Mr. Hugh Rovit and Mr. John Schaefer. As described below: (i) Mr. Schaefer has withdrawn as a nominee for director at the 2010 Meeting (and will not stand for election at the 2010 Meeting), and (ii) the Company is retaining Mr. Rovit as a nominee for director at the 2010 Meeting.

On June 22, 2010, Mr. John Schaefer informed the Company of his decision to withdraw as a nominee for director at the 2010 Meeting, and in connection therewith, he will not stand for re-election to the Company’s Board at such meeting. Mr. Schaefer intends to serve the remainder of his term as a director through the date of the 2010 Meeting. The Board is not nominating a replacement director, and in accordance with the provisions of the Company’s Second Amended and Restated Bylaws, the Board adopted a resolution on June 22, 2010 to set the number of directors of the Company’s Board at seven (previously, the number of directors was set by Board resolution at eight). Other than Mr. Schaefer, the nominees named in the 2010 Proxy Statement, including Mr. Rovit (for the reasons set forth below), will stand for election at the 2010 Meeting. Notwithstanding Mr. Schaefer’s withdrawal, the form of proxy card included in the Company’s definitive proxy materials remains valid, however, any votes that are or have been submitted with instruction to vote for all of the Board’s nominees will be voted only for the remaining seven nominees, as named in the 2010 Proxy Statement, and any votes that are or have been submitted with instruction to vote for Mr. Schaefer will be disregarded.

As stated in the 2010 Proxy Statement, Mr. Rovit’s experience as the current Chief Executive Officer of Sure-Fit, Inc., a marketer and distributor of home furnishing products, and his previous roles as Chief Financial Officer of Best Manufacturing and Royce Hosiery Mills, each of which is involved in manufacturing textiles, result in a strong record of operational and strategy leadership in industries complementary to ours, and are valued attributes for our Board. Mr. Rovit, through his board membership with several public companies, also brings public board and corporate governance experience to the Company.

Our Board of Directors continues to recommend that you vote FOR the election of Mr. Rovit as a director of the Company.

Except as described above, this Supplement does not change the 2010 Proxy Statement. All proxies executed prior to the date of this Supplement and not revoked prior to the 2010 Meeting will be voted in accordance with the instructions contained therein, except that any votes submitted with instruction to vote for all of the Board’s nominees will be voted for the nominees other than Mr. Schaefer, and any votes submitted with instruction to vote for Mr. Schaefer will be disregarded. You may change your vote prior to the 2010 Meeting by following the instructions in the 2010 Proxy Statement.